Exhibit 10.23

“THIS AGREEMENT IS SUBJECT FIRST TO MEDIATION AND, IF NECESSARY, TO ARBITRATION PURSUANT TO THE PROVISIONS OF THE SOUTH CAROLINA UNIFORM ARBITRATION ACT AS SET FORTH IN SOUTH CAROLINA CODE SECTION 15-48-10 ET SEQ. AS AMENDED”

ACQUISITION ENGAGEMENT AGREEMENT (“AGREEMENT”)

This Agreement dated June1, 2017 is made and entered into by and between The Capital Corporation of America, Inc., a South Carolina corporation, 84 Villa Road, Greenville, SC d/b/a The Capital Corporation (“Capital”) and Arkados Group, Inc. and any related corporate entity and its owners and shareholders, hereinafter individually and collectively referred to as (“Client”).

In consideration of the covenants and mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Capital and Client agree as follows:

1. Engagement: As of this date, Client hereby engages Capital on a non-exclusive basis to identify acquisition opportunities and, on an exclusive basis, to diligence and to negotiate with such entities and their respective owners and shareholders (individually a “Prospect” and taken together the “Prospects”) for the purpose of acquisition, merger, joint venture, re-capitalization, transfer of all or any portion of the stock or assets of a Prospect or any assets otherwise used in a Prospect’s business or other such transactions by or with Client, any Affiliates or any employee stock ownership plan (“Transaction”). Capital, as part of this Agreement, will also assist the Client, if needed, with obtaining financing for the Transaction.

2. Retainer: Client shall pay Capital a non-refundable retainer of 160,000 shares of Client stock (ticker: AKDS) at the signing of this Agreement and vested in the name of Capital, which shall not be credited against the Success Fee, if any.

3. Payment of Success Fee: If a Transaction* is consummated with a Prospect, Client shall pay Capital a fee (the “Success Fee”) based on the total Purchase Price of the Transaction paid by the Client. The total price includes payments in cash, cash equivalents, notes made to Prospect or successor beneficiaries, all non-working capital liabilities assumed by Client, earn-outs, royalties, real and personal property given, leased or exchanged, equipment and/or intellectual properties given, leased or exchanged, license fees, and stock or other securities that are given as consideration in a Transaction (the “Purchase Price”).

The amount of the Success Fee shall be based on the total Purchase Price as defined above and shall be calculated as follows:

●	5% of Purchase Price for Prospects that Capital initially identifies to Client, or

●	4% of Purchase Price for Prospects that Client initially identifies to Capital

The Success Fee is to be paid to Capital in certified funds or wire transfer at the closing. The value of the Purchase Price will be its face value, without discount for the timing of the receipt. The Purchase Price in any re-capitalization Transaction, upon which the Success Fee will be calculated, shall be based upon the total consideration, including the economic benefit attributable to any cash, and/or debt, equity equivalent securities acquired and/or retained by Prospect as a result of the Transaction. In any event, the total fee to be paid to Capital at closing in connection with any specific Transaction shall not be less than $250,000.

The portion of the Success Fee attributable to an Earn-out or Royalty (i.e., financial instruments or agreements whose value at closing cannot be determined due to their being based solely on the future performance or earnings) may be deferred until the Earn-out or Royalty is paid (subject only to the $250,000 minimum fee due at closing).

* For purposes of calculating the Success Fee, it shall be the same irrespective of the form of the Transaction, whether it is consummated as an asset purchase, stock purchase, or exchange.

4. Equity Investors: If Client partners with or otherwise affiliates with another investor, shareholder, joint venture partner, private equity group or other similar entity (“Equity Investor”) in order to complete a Transaction, Client agrees to require said Equity Investor(s) to be bound by the terms of this Agreement, including but not limited to the Payment of Success Fee.

5. Expenses: Client agrees to reimburse Capital from time to time for pre-approved, reasonable out-of-pocket travel expenses incurred by Capital on Client’s behalf. Specifically, Client agrees to pay for airfare, car rental and accommodations incurred by Capital, all to be previously approved by Client.

6. Confidentiality: Client agrees that the names of any Prospects, as well as any and all information regarding Prospects provided by or prepared by or on behalf of Prospects by Capital may not be disclosed publicly without prior written consent of Capital and the relevant Prospect. All non-public information regarding Prospects provided to Client by Prospects or Capital shall be considered confidential by Client. Client agrees to sign a Mutual Confidentiality Agreement, if so required, prior to receiving any non-public information regarding Prospects and Capital shall obtain from Prospects a similar agreement for Client’s benefit prior to providing any non-public information regarding Client. Client further agrees not to disclose to any person other than Client’s employees, who have a need to know, the amount or the method of calculation of the Success Fee or Retainer Fee as outlined in this agreement. Nothing contained in this paragraph will restrict Client from disclosing the specific dollar amount of a specific fee to the extent this fee information needs to be included in any closing documents, disbursement schedule or tax filing.

7. Indemnification: Client shall indemnify, defend and hold harmless Capital and its respective advisors, representatives, affiliates, successors and assigns, employees, officers, members and directors from and against any loss, liability, damages, claims, costs, causes of action or other matters arising out of, caused by or relating to Client’s breach or violation of the terms and conditions of this Agreement by Client.

8. Disclaimer: Capital disclaims responsibility, direct or indirect, expressed or implied, for the truth, accuracy or completeness of information provided to Client concerning any Prospect introduced by Capital. Client expressly waives all rights and recourse, if any, against Capital with respect to such information.

9. Obligations at Closing: Client shall include language in the Transaction closing documents describing Client’s fee responsibility to Capital. Upon request, Client will provide Capital with copies of all drafts of and the final copies of all Transaction documents and will provide Capital with adequate advance notice of the time and place of closing and shall ensure that Capital representatives participate in all closing meetings.

10. Term of the Agreement: This Agreement shall remain in effect for twelve (12) months from this date and shall continue thereafter until terminated by either party upon thirty days prior written notice. Client’s fee obligation to Capital shall survive this Agreement for any Transaction with any Prospect contacted by Capital during its term. In the event that during the twenty-four (24) months period following the termination of this Agreement, Client purchases any of the Prospects shown or introduced to the Client during the term of this Agreement then Client shall pay Capital the Success Fee as stated above. At the termination of this agreement, Capital shall provide to the Client a list of all of the Prospects.

11. Financing Fee: Upon written approval from Client, Capital shall have the right to obtain a financing fee for securing financing for the Client. The fee is separate from the Success Fee as outlined herein, and unless otherwise agreed, will be paid by the lender and/or capital provider.

12. Termination Consideration: Any back-out penalty, settlement or similar termination consideration paid to Client by a Prospect identified pursuant to this Agreement is to be divided equally between Client and Capital.

13. No Representations: Capital makes no representations, expressed or implied, that it will effect a Transaction as a result of the services furnished under this Agreement but shall use its commercially reasonable best efforts to do so. The duties of Capital shall not include legal, tax or accounting services which Client shall procure at its own expense. Client shall fully cooperate with Capital and shall furnish to Capital complete and accurate current and historical business and financial information and shall promptly inform Capital of any changes, which may materially affect its business or Capital’s services under this Agreement

14. Credit: If a Transaction is consummated, Capital may, at its option and expense, and with Client’s prior written approval, which shall not be unreasonably withheld, claim appropriate credit for its services, including placing a press release and/or “tombstone” announcement in various media outlets as it may select.

15. Governing Law: This Agreement shall be interpreted under and governed by the laws of the State of South Carolina. The parties to this Agreement agree and consent to the courts and jurisdiction of the State of South Carolina, Greenville County.

16. Disputes/Mediation/Arbitration: Client and Capital will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by Client and Capital within twenty (20) days after written notice from either party demanding mediation. Neither party will unreasonably withhold consent to the selection of a mediator and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within sixty (60) days of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Association for resolution. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if interim relief from a court is necessary to prevent serious and irreparable injury.

17. Authority: By signing this Agreement the signing party represents that he or she has unconditional authority to enter into this Agreement on behalf of Client.

18. Absence of Litigation and Claims: Client represents and warrants that there is no material litigation or other legal action in progress, threatened or anticipated against the Client, its property, or its operations unless stated in detail in Exhibit “A” attached hereto and made a part hereof. In the event that, subsequent to the date of this Agreement, any such material litigation or claim should occur, Client shall promptly inform Capital.

19. Exclusivity: In order to facilitate Capital’s efforts to effect a Transaction satisfactory to Client, Client shall not initiate, carry on, or engage in any discussions as to a Transaction with any Prospect except solely through Capital. It is anticipated that Client may identify certain Target Companies, from time to time, and Client hereby agrees to turn these names over to Capital at which time they will be Prospects under this Agreement. All inquiries received by Client shall be promptly referred to Capital. Capital shall qualify the Prospects and coordinate any and all resulting negotiations.

20. Advice of Attorney: Client acknowledges that Capital has advised them to consult with an attorney concerning this Agreement and any other obligation they undertake pursuant hereto.

21. Nondiscrimination: The Client and Capital agree that they will not discriminate against any Prospect because of race, creed, color, sex, national origin, status as a handicapped person, or status as a veteran. Client and Capital further agree to comply with any other applicable laws, which may hereafter regulate their dealings with third parities.

22. Assignment: If in Capital’s sole and unfettered opinion, there is a need or requirement, legal or otherwise, for the Transaction to be carried out or processed by a Broker Dealer, then this Agreement shall be fully transferred, assigned and amended as necessary by Capital to its Broker Dealer affiliate and Client agrees to such assignment, transfer and legal modifications.

23. Exclusions: This Agreement shall not apply to Prospects with whom Capital has an exclusive Seller’s Fee Agreement. The existence of any such agreement will be, promptly disclosed to the Client by Capital.

24. Right of Refusal: Client shall have the sole and absolute right to make or structure any offer to any Prospect or not to make an offer. Any Success Fee shall be payable by Client to Capital upon the following events: if a Transaction is consummated; or refusal by Client to consummate a Transaction after agreeing to do so in a Purchase and Sale Agreement, without just cause.

25. Accuracy of Information: Client represents and warrants that all the information contained herein, all information previously delivered to Capital concerning Client and any additional information concerning Client, which will hereafter be provided to Capital (or to any Prospect) by it, or its respective agents, employees, or representatives, shall be substantially true and correct in all material respects.

26. Entire Agreement: This is the entire Agreement between the parties pertaining to its subject matter and supersedes all prior Agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed in writing by the parties. If any term, condition or provisions of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

AGREED AND ACCEPTED THIS 31 DAY OF May 2017.

The Capital Corporation of America, Inc.		Client: Arkados Group, Inc.
dba The Capital Corporation			211 Warren Street, Suite 219
84 Villa Road			Newark, NJ 07103
Greenville, SC 29615

By:	/s/ Devin Green	By:	/s/ Terrence DeFranco

Print Name:	Devin Green	Print Name:	Terrence DeFranco

Title:	COO	Title:	CEO

Date:	6/2/2017	Date:	6/2/2017

4